EXHIBIT 5.1

December 13, 2005

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Re:	IDT Corporation—Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Secretary and General Counsel of IDT Corporation (the “Company”), and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 363,579 shares of the Company’s Class B common stock, par value $.01 (the “Class B Common Stock”).

As your counsel in connection with the Registration Statement, I have examined the Option Agreements and the Restricted Stock Agreements and the proceedings taken by you in connection with the the authorization of the issuance of the shares of Class B Common Stock under the Agreements, and such other documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the shares of Class B Common Stock to be offered pursuant to the Registration Statement, when issued and outstanding pursuant to the terms of the Agreements, will be validly issued, fully paid and nonassessable shares.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ JOYCE J. MASON
Joyce J. Mason Secretary and General Counsel